Exhibit (h)(108)
AMENDMENT TO
AGREEMENT
     THIS AMENDMENT is made this 15th day of September, 2010, between JANUS INVESTMENT FUND, a Massachusetts business trust (the “Trust”), and JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company (“JCM”).
WITNESSETH
     WHEREAS, the Trust and JCM are parties to an Agreement on behalf of Janus Modular Portfolio Constuction Fund, dated July 6, 2009 (the “Agreement”);
     WHEREAS, JCM and the Trust desire to amend the Agreement as set forth in greater detail below;
     WHEREAS, the name of Janus Modular Portfolio Construction Fund has been changed to Janus Dynamic Allocation Fund effective September 15, 2010;
     NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the parties agree to amend the Agreement as follows:
     1. All references to “Janus Modular Portfolio Construction Fund” shall be replaced with “Janus Dynamic Allocation Fund.”
     2. The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the Agreement and any prior amendments, contains the entire understanding and the full and complete agreement of the parties and supercedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.
     3. This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date first above written.

JANUS CAPITAL MANAGEMENT LLC
By:	/s/ Heidi Hardin
Heidi W. Hardin
Senior Vice President and General Counsel

JANUS INVESTMENT FUND
By:	/s/ Stephanie Grauerholz-Lofton
Stephanie Grauerholz-Lofton
Chief Legal Counsel, Vice President and Secretary